Exhibit 99.1

FOR IMMEDIATE RELEASE For Additional Information

Contact: John S. Sokol
President
(614) 220-5200

BANCINSURANCE CORPORATION’S INDEPENDENT

AUDITOR WITHDRAWS REPORTS FOR 2001-2003

COLUMBUS, Ohio (February 8, 2005) Bancinsurance Corporation (NASDAQ: BCIS) announced today that Ernst & Young LLP (“E&Y”) has withdrawn its audit reports for the years 2001-2003, for the Company as well as Ohio Indemnity Company and American Legal Publishing Company, wholly-owned subsidiaries. The Company’s appointed actuary, who is employed by E&Y, also withdrew his certification of the Ohio Indemnity’s statutory reserves for the years 2001-2003. E&Y stated that they are unable to complete the audit of the 2004 financial statements at this time.

In a letter to the Company dated February 7, 2005, E&Y stated the Company has a material weakness in its system of internal controls related to the bail bond program claim reserves, and that the Company does not have the internal controls related to the bail bond program necessary for the Company to develop reliable financial statements. E&Y also indicated that it was taking these actions because it believes that at the time the Company filed its 2003 Form 10-K in March 2004, management was apparently aware that there had been significant claim development in the bail bond program. E&Y believes this information was not provided to them on a timely basis in connection with their audit of the 2003 financial statements. As a result, E&Y does not believe it can rely on the representations of management at this time.

John Sokol, President, said “We are committed to sound financial management. During the past year we have added experienced accounting and audit professionals to further strengthen our capabilities in those areas. Our efforts remain focused on continuous improvement in all aspects of our business.”

The bail bond program was reinsured in part by Ohio Indemnity, the Company’s wholly-owned subsidiary, commencing in 2001. The bail bond program was discontinued in the second quarter of 2004. In the Company’s Form 10-Q filing with the Securities and Exchange Commission for the period ended June 30, 2004, management disclosed that loss reserves, net of anticipated recoveries, had been established for this program, and bail bond claims had been received that were not reserved for since those losses related to program years in dispute.

It was also disclosed that legal counsel was retained in the second quarter of 2004 to review the Company’s rights under the various contracts. These disclosures were updated in the Company’s Form 10-Q for the period ended September 30, 2004 and arbitration proceedings are continuing as of this date.

The Company’s Audit Committee will be conducting a thorough review of each of the concerns cited by E&Y and is expected to recommend whatever action may be necessary to resolve these issues. The Company’s objective is to have the withdrawn audit reports re-issued or replaced as soon as practicable, and to have the 2004 audit completed.

Bancinsurance Corporation

Bancinsurance Corporation, headquartered in Columbus, Ohio, is principally engaged through its property/casualty insurance subsidiary, Ohio Indemnity Company, in underwriting specialty insurance. Lender/Dealer insurance products include our ULI, CPI and GAP products. These products protect banks and other lenders against risk arising from theft or damage to certain loan collateral where the borrower has failed to secure or maintain adequate insurance coverage. The Company’s unemployment compensation products are utilized by not-for-profit entities that elect to not pay the unemployment compensation tax and instead reimburse the state unemployment agencies for benefits paid by the agencies to the entities’ former employees. Other Specialty products include our waste surety bond program and run off of the bail bond reinsurance program.

This press release includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from the forward-looking information in this press release. Such risks, uncertainties and other factors, include but are not limited to, changes in underwriting results affected by adverse economic conditions, fluctuations in the investment markets, changes in the retail marketplace, changes in the laws or regulations affecting the operations of the Company, changes in business tactics or strategies of the Company, the financial condition of the Company’s business partners, changes in market forces, litigation and other risk factors described from time to time in the Company’s Securities and Exchange Commission filings. All forward-looking statements made in this press release are based on information presently available to management of the Company. The Company assumes no obligation to update any forward-looking statements.